Exhibit 99.4

Cellectar Biosciences to Host Conference Call on August 12th to Discuss
Second Quarter Financial Results and Provide Update on Development Plans

Madison, WI (August 7, 2015) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB), today announces that management will host a teleconference and live webcast to discuss second quarter 2015 financial results and review the company’s development plans on Wednesday, August 12th at 5:00 PM EDT.

Event Details
Interested investors may participate in the conference call by dialing (888) 646-8293 (US domestic) or (973) 453-3065 (international). In addition, the conference call will be webcast, and management will be reviewing slides. To access the slides, please log on to http://edge.media-server.com/m/p/a2xygimd. Further, the live and archived webcast can be accessed via the company’s website at www.cellectar.com in the “Investor Relations” section.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar's compounds are designed to be selectively taken up and retained in cancer cells, including in cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of Phase I and Phase II product candidates engineered to leverage the unique characteristics of cancer cells to "find, treat and follow" malignancies in a highly selective way. For additional information please visit www.cellectar.com.

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com